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                           MASTER SEPARATION AGREEMENT           Exhibit 10.22


         THIS MASTER SEPARATION AGREEMENT (this "Separation Agreement") is entered into as of August 11, 1997, by and between SEITEL, INC., a Delaware corporation ("Seitel"), and EAGLE GEOPHYSICAL, INC., a Delaware corporation ("Eagle").

                                    RECITALS

         A. Seitel, a public company whose common shares are traded on the New York Stock Exchange, owns indirectly 100% of the common stock of Eagle.

         B. The Board of Directors of Seitel (the "Seitel Board") has determined, subject to its further consideration and the satisfaction of certain conditions, to separate the ownership of a majority of its equity ownership of Eagle and its subsidiaries from Seitel and the Seitel Group (as hereinafter defined), by means of an initial public offering by Eagle and Seitel of 5,880,000 shares of Eagle common stock (the "IPO") pursuant to a Registration Statement (the "IPO Registration Statement") filed by Eagle with the SEC on June 2, 1997, as amended.

         C. Subsequent to the execution of this Separation Agreement but prior to or contemporaneously with the IPO, Eagle, which currently owns 19% of the common stock of Energy Research International, a Cayman Islands corporation ("ERI"), will acquire the remaining 81% of the common stock of ERI (at which time ERI shall become a wholly-owned subsidiary of Eagle), in exchange for the current holders of such 81% of the common stock of ERI receiving 600,000 newly issued shares of common stock in Eagle.

         D. The parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions determined by Seitel and Eagle to be appropriate to effect the IPO and to set forth other agreements and undertakings by and between Seitel and Eagle that will govern certain other matters following the IPO.

                                    ARTICLE I

                                   DEFINITIONS

         1.01 General. As used in this Separation Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         Administrative Services Agreement means the separate Administrative Services Agreement, of even date herewith, between Seitel and Eagle.

         Affiliate means an Eagle Affiliate or a Seitel Affiliate, as the case may be.


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         Business Day means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Texas are authorized or obligated by law or executive order to close.

         Closing Date means the date on which the shares of Eagle Common Stock offered in the IPO are paid for by and delivered to the underwriters of the IPO.

         Code means the Internal Revenue Code of 1986, as amended.

         Confidential Information means as to the Seitel Group, information concerning a member of the Eagle Group which was obtained by a member of the Seitel Group prior to the Closing Date or furnished to it by a member of the Eagle Group pursuant to this Separation Agreement or the Operative Agreements and as to the Eagle Group, information concerning a member of the Seitel Group which was obtained by a member of the Eagle Group prior to the Closing Date or furnished to it by a member of the Seitel Group pursuant to this Separation Agreement or the Operative Agreements.

         Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         Eagle means Eagle Geophysical, Inc., a Delaware corporation.

         Eagle Affiliate means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by Eagle, provided, however, that for purposes of this Separation Agreement none of the following Persons shall be considered Eagle Affiliates: (i) Seitel or any Seitel Affiliate, and
(ii) any corporation less than 51% of whose voting stock is directly or indirectly owned by Eagle, any partnership less than 51% of whose interests in profits and losses is directly or indirectly owned by Eagle, and any corporation (regardless of the percentage of its ownership) where the ownership by Eagle and its Subsidiaries was made as a venture capital or a portfolio (as opposed to operational) investment or where the equity ownership resulted from a default on a loan to such corporation.

         Eagle Business means the onshore seismic data acquisition business conducted by Seitel Geophysical, Inc., a wholly owned subsidiary of Seitel prior to December 31, 1996, the onshore seismic data acquisition business conducted by Eagle from January 1, 1997 and the offshore seismic data acquisition business conducted by Horizon Seismic, Inc. and Horizon Exploration, Ltd. and any affiliates thereof before and after the Closing Date.

         Eagle Common Stock means the common stock, par value $.01 per share, of Eagle.

         Eagle Group means collectively, Eagle and the Eagle Affiliates, or any one or more of such companies.

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         Effective Date means the date on which the IPO Registration Statement is declared effective by the SEC.

         Employee Benefits Allocation Agreement means the separate Employee Benefits Allocation Agreement, of even date herewith, between Seitel and Eagle.

         ERI shall have the meaning given in the recitals to this Separation Agreement.

         Exchange Act means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         Group means the Seitel Group or the Eagle Group.

         Indemnifiable Losses means all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including, without limitation, all reasonable costs and expenses (including, without limitation, attorneys' fees, and defense and accounting costs) as such costs are incurred relating thereto, suffered by an Indemnitee.

         Indemnifying Party means a Person who or which is obligated under this Separation Agreement to provide indemnification.

         Indemnitee means a Person who or which is entitled to indemnification under this Separation Agreement.

         Indemnity Payment means an amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Article III.

         Insurance Proceeds means those monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, in either case, to the extent mutually agreed upon by Eagle and Seitel, net of any applicable premium adjustment.

         IPO shall have the meaning given in the recitals to this Separation Agreement.

         IPO Registration Statement shall have the meaning given in the recitals to this Separation Agreement.

         Liabilities means all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto.

         Master Agreement means the Master Agreement for Geophysical Services and applicable Job Supplements thereto entered into from time to time between Eagle and any member of the Seitel Group


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pursuant to which Eagle agrees to conduct geophysical surveys for the benefit of such member of the Seitel Group.

         Nasdaq National Market means the Nasdaq Stock Market's National Market.

         Offering Documents means collectively, (A) the IPO Registration Statement, (B) any Prospectus subject to completion or any Prospectus filed with the SEC under Rule 424 of the Securities Act used, in each case, in connection with the offering of the Eagle Common Stock under the IPO Registration Statement, (C) any other filing made with the SEC by a member of the Eagle Group or (D) any amendment or supplement to any of the documents described in clauses
(A) through (C) above.

         Operative Agreements means collectively the Administrative Services Agreement, the Employee Benefits Allocation Agreement, the Registration Rights Agreement, the Sublease, the Tax Indemnity Agreement and any other agreements between a member of the Seitel Group and a member of the Eagle Group relating to the separation of the Groups.

         Person means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

         Prospectus means the prospectus forming a part of the IPO Registration Statement.

         Representative means with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants and attorneys.

         SEC means the Securities and Exchange Commission.

         Seitel Affiliate means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by Seitel; provided, however, that for purposes of this Separation Agreement none of the following Persons shall be considered Seitel Affiliates: (i) Eagle, and any Eagle Affiliate, and (ii) any corporation less than 51% of whose voting stock is directly or indirectly owned by Seitel, (iii) any partnership less than 51% of whose interests in profits and losses is directly; or indirectly owned by Seitel, and (iv) any corporation (regardless of the percentage of its ownership) where the ownership by Seitel and its Subsidiaries was made as a venture, capital or a portfolio (as opposed to operational) investment or where the equity ownership resulted from a default on a loan to such corporation.

         Seitel Board shall have the meaning given in the recitals to this Separation Agreement.

         Seitel Business means any businesses conducted by any member of the Seitel Group in the past, at the date hereof or in the future.

         Seitel Group means collectively, Seitel and the Seitel Affiliates, or any one or more of such companies.


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         Securities Act means the Securities Act of 1933, as amended, together with the rules - and regulations promulgated thereunder.

         Sublease means the separate Sublease Agreement, of even date herewith, between Seitel and Eagle.

         Subsidiary means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Separation Agreement, Eagle and the Eagle Subsidiaries shall not be deemed to be Subsidiaries of Seitel or any of the Seitel Subsidiaries.

         Tax means as defined in the Tax Indemnity Agreement.

         Tax Indemnity Agreement means the separate Tax Indemnity Agreement, between Seitel and Eagle.

         Third-party Claim means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who is not a member of the Seitel Group or the Eagle Group.

         1.02 References to Time. All references in this Separation Agreement to times of the day shall be to local time in Houston, Texas.

                                   ARTICLE II

          CERTAIN TRANSACTIONS PRIOR TO AND IN CONNECTION WITH THE IPO

         2.01 Declaration of Dividend. Prior to the Effective Date, Eagle shall declare a dividend to be paid at the close of business on the business day immediately preceding the Closing Date (the Dividend Payment Date). The dividend will be a dividend of all receivables of Eagle as of the Dividend Payment Date from all members of the Seitel Group for profits of Eagle attributable to work performed by Eagle for such members of the Seitel Group to and including the Dividend Payment Date, less taxes and allocable overhead attributable to such intercompany work. Such receivables shall include amounts attributable to contracts then being performed, based on percent completion. Eagle shall set the record date for determining shareholders entitled to payment of such dividend to be a date (1) not less than ten nor more than 60 days prior to the Dividend Payment Date, and (2) as of which the only stockholder of record shall be EHI Holdings, Inc.

         2.02 The Eagle Board. Except as Eagle and Seitel may otherwise agree, as of the Effective Date, the current members of Eagle's board of directors will be: (i) William L. Lurie, Chairman; (ii) Paul A. Frame; (iii) Jay N. Silverman;
(iv) Gerald M. Harrison and (v) George Purdie. Seitel and Eagle shall take all appropriate actions to cause such individuals to be elected to such positions.


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         2.03   IPO.

                (a) Eagle, after consultation with Seitel, shall file such amendments to the IPO Registration Statement as may be necessary in order to cause the same to become and remain effective.

                (b) Seitel and Eagle shall consult with each other regarding the timing, pricing and other material matters with respect to the IPO.

                (c) Eagle shall prepare, and Eagle shall file and seek to make effective, an application for listing of the Eagle Common Stock on the Nasdaq National Market, subject to official notice of issuance.

                (d) Seitel shall cooperate in the preparation of the Prospectus and the IPO Registration Statement and in Eagle's performance of its other obligations under this Section 2.03.

                (e) Eagle shall pay its own direct expenses relating to the IPO (including the fees of its advisors and counsel), all of the fees and reimbursable expenses of the underwriters relating to the IPO (except for the underwriters' discount on shares of Eagle sold by Seitel as a selling stockholder under the IPO Registration Statement), as well as all of the costs of producing, printing, mailing and otherwise distributing the Prospectus.

         2.04   Financial Matters.

                (a) Repayment of Intercompany Advances. Within five (5) business days after the Closing Date, Eagle shall repay Seitel all amounts advanced by Seitel on behalf of Eagle prior to the Closing Date with respect to third-party work, plus accrued interest on the outstanding balance thereof at an interest rate equal to Seitel's cost of funds.

                (b) Repayment of Other Debt Owed to Seitel. Within five (5) business days after the Closing Date, Eagle shall repay Seitel all other amounts owed by any member of the Eagle Group to any member of the Seitel Group, including all outstanding principal and accrued interest under the Amended and Restated Promissory Note made by ERI payable to Seitel in the original principal amount of $2,000,000 dated July 3, 1996 and all outstanding principal and accrued interest under the Promissory Note made by ERI payable to Seitel in the original principal amount of $2,679,040 dated November 15, 1996.

                (c) Repayment of Third Party Debt Guaranteed by Seitel. Within five (5) business days after the Closing Date, Eagle shall repay all amounts owed by any member of the Eagle Group to any third party that is guaranteed by any member of the Seitel Group or with respect to which any member of the Seitel Group has any liability, including the approximately $13.4 million owed to NationsBanc Leasing of North Carolina, the approximately $1.1 million owed to Compass Bank, the approximately $264,000 owed to MetLife Capital Corporation, the approximately $1.7 million owed to MetLife Capital, Limited Partnership, and the approximately $268,000 owed to GE Capital Fleet Services, all as set forth in the IPO Registration Statement. In


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lieu of repaying any such debt, Eagle may, within five (5) business days after the Closing Date, obtain written confirmation from the lender of such debt of such lender's intent to release all obligated members of the Seitel Group from any and all liabilities with respect to such debt, so long as Eagle either obtains such release within 30 days after the Closing Date or repays such debt within such 30 day period.

                (d) Other Obligations. Prior to the Closing Date, Seitel shall advise Eagle as to all other outstanding guarantees, letter of credit obligations, performance or surety bonds, comfort letters and other similar obligations of any member of the Seitel Group relating to the Eagle Business. Eagle shall, within 30 days after the Closing Date, obtain the release of all members of the Seitel Group from all such obligations or liabilities, unless otherwise agreed in writing by Eagle and Seitel.

      2.05 Execution and Delivery of Operative Agreements. Contemporaneously with the execution and delivery of this Separation Agreement, Eagle and the appropriate member(s) of the Seitel Group shall execute and deliver each of the Operative Agreements.

                                   ARTICLE III

                    SURVIVAL, ASSUMPTION AND INDEMNIFICATION

      3.01 Survival of Agreements. All covenants and agreements of the parties, hereto contained in this Separation Agreement shall survive the Closing Date.

      3.02    Assumption and Indemnification.

              (a) Subject to Section 3.02(c), from and after the Closing Date, Seitel shall assume, and shall indemnify, defend and hold harmless each member of the Eagle Group, each of their Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against:


                        (i) all Liabilities of the Seitel Group under this Separation Agreement or any of the Operative Agreements;


                        (ii) all Indemnifiable Losses of any such member or Representative relating to, arising out of or due to, directly or indirectly, the Seitel Business, any individual employed by any member of the Seitel Group on the Closing Date or the Seitel Group's Representatives, whether relating to or arising out of occurrences prior to, on or after the Closing Date;

                        (iii) all Indemnifiable Losses of any such member or Representative relating to, arising out of or due to any untrue statement or alleged untrue statement of a material fact contained in any Offering Document or the omission or alleged omission to state in any of the Offering Documents a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such




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                insofar as any such statement or omission was made with respect to (A) a matter of historical fact relating to a member of the Seitel Group or (B) a matter of historical fact relating to a member of the Eagle Group (other than ERI, its subsidiaries, shareholders, officers, directors, employees, assets or business) relating to periods prior to the Closing Date or (C) the present or future intentions of Seitel or any member of the Seitel Group, which information is or was furnished by Seitel or its Representatives specifically for use in connection with the preparation of the Offering Documents; and

                        (iv) all Indemnifiable Losses of any such member or Representative relating to, arising out of or due to any untrue statement or alleged untrue statement of a material fact contained in any Exchange Act report by Seitel or the omission or alleged omission to state in any such report a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that Seitel will not be liable in any such case to the extent that any such Indemnifiable Losses arise out of or are based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in any such report in reliance upon and in conformity with information furnished to Seitel by or on behalf of Eagle or its Representatives specifically for use in connection with the preparation of the report.

        (b) Subject to Section 3.02(c), from and after the Closing Date, Eagle shall assume, and shall indemnify, defend and hold harmless each member of the Seitel Group, each of their Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

                        (i) all Liabilities of the Eagle Group under this Separation Agreement or any of the Operative Agreements;

                        (ii) all Indemnifiable Losses of any such member or Representative relating to, arising out of or due to, directly or indirectly, the Eagle Business, any individual employed by any member of the Eagle Group on the Closing Date or the Eagle Group's Representatives, whether relating to or arising out of occurrences prior to, on or after the Closing Date;

                        (iii) all Indemnifiable Losses of any such member or Representative relating to, arising out of or due to any untrue statement or alleged untrue statement of a material fact contained in any Offering Document or the omission or alleged omission to state in any of the Offering Documents a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that Eagle will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made with respect to (A) a matter of historical fact relating to a member of the Seitel Group or (B) a matter of historical fact relating to a member of the Eagle Group (other than ERI, its subsidiaries, shareholders, officers, directors, employees, assets or business) relating


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                to periods prior to the Closing Date or (C) the present or future intentions of Seitel or any member of the Seitel Group, which information is or was furnished by Seitel or its Representatives specifically for use in connection with the preparation of the Offering Documents; and

                        (iv) all Indemnifiable Losses of any such member or Representative relating to, arising out of or due to any untrue statement or alleged untrue statement of a material fact contained in any Exchange Act report by Seitel or the omission or alleged omission to state in any such report a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished to Seitel by or on behalf of Eagle or its Representatives specifically for use in connection with the preparation of the report.

        (c) This Section 3.02 shall not be applicable to any Indemnifiable Losses or Liabilities related to matters that are specifically governed by the indemnification provisions of any Operative Document (which matters shall be governed by the specific indemnification provisions of the applicable Operative Document) or to any Indemnifiable Losses or Liabilities related to Eagle Business performed for the Seitel Group after the date hereof which is otherwise governed by any Master Agreement. In the event any person is an employee or Representative of both the Eagle Group and the Seitel Group, then for purposes of Sections 3.2(a)(ii) and 3.2(b)(ii), the Group for whom such person is acting when the action or omission or other event giving rise to the Indemnifiable Loss occurs shall be the Indemnifying Party.

        (d) If an Indemnitee realizes a Tax benefit or detriment by reason of having incurred an Indemnifiable Loss for which such Indemnitee receives an Indemnity Payment from an Indemnifying Party or by reason of receiving an Indemnity Payment, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the Tax benefit, or such Indemnifying Party shall pay to such Indemnitee an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. If, in the opinion of counsel to an Indemnifying Party reasonably satisfactory in form and substance to the affected Indemnitee, there is a substantial likelihood that the Indemnitee will be entitled to a Tax benefit by reason of an Indemnifiable Loss, the Indemnifying Party promptly shall notify the Indemnitee and the Indemnitee promptly shall take any steps (including the filing of such returns, amended returns or claims for refunds consistent with the claiming of such Tax benefit) that, in the reasonable judgment of the Indemnifying Party, are necessary and appropriate to obtain any such Tax benefit. If, in the opinion of counsel to an Indemnitee reasonably satisfactory in form and substance to the affected Indemnifying Party, there is a substantial likelihood that the Indemnitee will be subjected to a Tax detriment by reason of an Indemnification Payment, the Indemnitee promptly shall notify the Indemnifying Party and the Indemnitee promptly shall take any steps (including the filing of such returns or amended returns or the payment of Tax underpayments consistent with the settlement of any Liability for Taxes arising from such Tax detriment) that, in the reasonable judgment of the Indemnitee, are necessary and appropriate to settle any Liabilities for Taxes arising from such Tax detriment. If, following a payment by an Indemnitee or an Indemnifying Party pursuant to this Section 3.02(d) in respect of a Tax benefit or detriment, there


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is an adjustment to the amount of such Tax benefit or detriment, then each of
Seitel and Eagle shall make appropriate payments to the other, including the payment of interest thereon at the federal statutory rate then in effect, to reflect such adjustment.

                  (e) The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 3.02 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss, it being understood and agreed that each of Seitel and Eagle shall use its best efforts to collect any such proceeds or other amounts to which it or any of its Subsidiaries is entitled, without regard to whether it is the Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of an Indemnifiable Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (i) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (ii) the amount of such Indemnifiable Loss, adjusted (at such time as appropriate adjustment can be determined) in each case to reflect any premium adjustment attributable to such claim.

         3.03     Procedure for Indemnification.

                  (a) If any Indemnitee receives notice of the assertion of any Third-party Claim with respect to which an Indemnifying Party is obligated under this Separation Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof promptly after becoming aware of such Third-party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 3.03 shall not relieve any Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-party Claim in reasonable detail.

                  (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee), may elect to defend any Third-party Claim. If an Indemnifying Party elects to defend a Third-party Claim, then, within ten Business Days after receiving notice of such Third-party Claim (or sooner, if the nature of such Third-party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article III for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel to represent such Indemnitee (which firm shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party, and in that event (i) the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable


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for the expenses of more than one separate counsel with respect to any
Third-party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-party Claim, or fails to notify an Indemnitee of its election as provided in this Section 3.03 within the period of ten Business Days described above, such Indemnitee may defend, compromise and settle such Third-party Claim; provided, however, that no such Indemnitee may compromise or settle any such Third-party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third-party Claim or (ii) settle or compromise any Third-party Claim in any manner that may adversely affect the Indemnitee.

         3.04 Remedies Cumulative. The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party.

         3.05 Effect on Underwriting Documents. Notwithstanding anything t the contrary that may be contained in the underwriting agreements relating to the IPO or this Separation Agreement: (i) the provisions of Section 3.02(a) and
(b) shall govern and control the indemnification arrangements, and any claims or losses arising hereunder, between the Seitel Group on the one hand and the Eagle Group on the other with respect to liabilities arising under the IPO Registration Statement; and (ii) the provisions of such underwriting agreements shall govern and control the indemnification arrangements, and any claims or losses arising thereunder, between the Eagle Group and the Seitel Group on the one hand and the underwriters under the IPO Registration Statement on the other.

                                   ARTICLE IV

                          CERTAIN ADDITIONAL COVENANTS

         4.01 Continuing Contractual Agreements. Except as may be otherwise provided in this Separation Agreement, to the extent that any member of either Group is now providing or selling, or in the future may provide or sell, to any member of the other Group any services, benefits or products pursuant to any written or oral agreement or understanding whatsoever, such agreement or understanding shall not be deemed altered, amended or terminated as a result of this Separation Agreement or the consummation of the transactions contemplated hereby; and without limiting the generality of the foregoing, such agreements and understandings, already in existence, shall remain in full force and effect without modification or amendment of any kind by virtue of this Separation Agreement.

         4.02 Solicitation of Employees. For a period of one (1) year from the date of this Separation Agreement, no member of either Group shall knowingly solicit for proposed employment


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any Person who at the time is known by such member to be currently an employee of the other Group, without the consent of the President of that employee's employer.

         4.03 Software. Any computer software shall remain the property of the Group that purchased, licensed or developed it, subject to the further provisions of this Section 4.03. To the extent either Group has used or enhanced such software, such Group shall have the right to continue to use such software in its business operations. If any software purchased or licensed from a third party has been used or is in the future usable by either Group, the parties shall work together in good faith to obtain any required consent of the licenser to permit use of such software by any Group that wishes to use it, and the cost of obtaining such consent shall be allocated between the Groups in proportion to the benefit to each Group from the use of such software, taking into account both past use and expected future use. If such consent cannot be promptly and reasonably obtained, any Group may continue to use such software provided such Group furnishes the other Group (i) the written opinion of experienced outside legal counsel to the effect that such continued use does not constitute a clear violation of the terms of the license agreement and (ii) an indemnification in form reasonably satisfactory to the other Group for any Liabilities caused by such use. If either or both Groups wish to add a new module or other enhancement to any software being used by both Groups, the parties will, in good faith, agree to an allocation of the cost thereof in proportion to the expected use of such module or enhancement, provided that enhancements made by a Group on internally developed software shall be the property of the Group that paid for the major portion of development costs. Except as provided in the preceding sentences, neither Group shall be obligated to pay anything to the other Group for the use of any software. If the parties cannot reach agreement after a reasonable time and effort on the allocation of costs as provided herein, the parties shall promptly submit the issue to an experienced, independent, mutually acceptable software consultant, whose determination of such allocation shall be final and binding on both parties; the fees and expenses of such consultant shall be borne equally by the parties. The parties shall work together in good faith to develop an inventory of software that may be affected by Section 4.03 as promptly as practicable; provided that it is understood that this Section
4.03 shall not apply to any software that is purchased, licensed or originally developed after the Closing Date. The terms of this Section 4.03 are intended to allocate costs between the parties hereto, and nothing contained in this Section
4.03 shall be construed to modify any of the terms of the agreements between a software licensor and the Eagle Group or the Seitel Group.

         4.04 Further Assurances. In addition to the actions specifically provided for elsewhere in this Separation Agreement and in the Tax Indemnity Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Separation Agreement. Without limiting the foregoing, each party hereto shall cooperate with the other parties, and execute and deliver, or use its best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Separation Agreement, in order to effectuate the provisions and purposes of this Separation Agreement.

         4.05 Publicity. Seitel shall take all necessary action to ensure that the members of the Seitel Group, and Eagle shall take all necessary action to ensure that the members of the Eagle Group, shall take all reasonably diligent action to discontinue the use of any existing printed material implicitly or explicitly showing any parent-subsidiary relationship between Seitel and Eagle or any members of their respective Groups as promptly after the Closing Date as practicable and in any event no later than six months after the Closing Date, except as otherwise provided in any Operative Agreement. After the Closing Date, neither party hereto shall permit any member of its respective Group to otherwise represent to third parties that it has a parent-subsidiary relationship with the other Group.

                                    ARTICLE V

                              ACCESS TO INFORMATION

         5.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Closing Date, Seitel shall use reasonable efforts to accommodate Eagle with respect to the delivery to Eagle of all corporate books and records of the Eagle Group and copies of all corporate books and records of the Seitel Group directly relating to the Eagle Assets, the Eagle Business or the Liabilities of the Eagle Group, including in each case copies of all active agreements, active litigation files and government filings. From and after the Closing Date, all books, records and copies so delivered shall be the property of Eagle.

         5.02 Access to Information. From and after the Closing Date, each of Seitel and Eagle shall afford to the other, and shall cause the members of their respective Groups to so afford, reasonable access and duplicating rights during normal business hours to all information within such party's possession relating to such other party's businesses, Assets or Liabilities, insofar as such access is reasonably required by such other party. Without limiting the foregoing, information may be requested under this Section 5.02 for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations, as Eagle may reasonably request and which are directly related to the Eagle Business.

         5.03 Production of Witnesses. After the Closing Date, each of Seitel and Eagle shall use reasonable efforts, and shall cause the members of their respective Groups to use reasonable efforts, to make available to the other, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such Persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

         5.04 Reimbursement. Each Group providing information or witnesses under Sections 5.01, 5.02 or 5.03 to the other Group shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses (including reasonable attorneys and accountants fees and expenses) as may be reasonably incurred in providing such information or witnesses.

         5.05 Retention of Records. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Tax Indemnity Agreement, each of Seitel and Eagle shall use reasonable efforts to accommodate the other with respect to retention and provision of copies of any significant information in such party's possession or under its control relating to the business, assets or Liabilities of the other party.

         5.06 Confidentiality. From and after the Closing Date, each of Seitel and Eagle shall hold, and shall cause its Affiliates and Representatives to hold, the Confidential Information in strict confidence and shall not release or disclose such Confidential Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 5.06; provided, however, that Seitel and Eagle and their Affiliates may disclose such Confidential Information to the extent that (a) disclosure is required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law or any regulatory body, or (b) such party can show that such Confidential Information is or was (i) available to such party from a third party and the recipient party was not aware that such third party was obligated to not disclose such Confidential Information, (ii) available to such party on a nonconfidential basis prior to its disclosure by the other party,
(iii) in the public domain other than by the breach of this Agreement or (iv) lawfully acquired on a nonconfidential basis or independently developed by, or on behalf of, such party. If either party to this Agreement or its Affiliate or Representative becomes legally required to disclose any Confidential Information subject to this Section, such party will promptly notify the other party and use reasonable efforts to cooperate with the other party so that it may seek a protective order or other appropriate remedy and/or waive compliance with this Section. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with this Section, such party or its Affiliate or Representative will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.01 Termination. Notwithstanding any other provision hereof, this Separation Agreement may be terminated if the IPO is abandoned, which decision can be made at any time by and in the sole discretion of the Board of Directors of Seitel without the approval of Eagle.

         6.02 Complete Agreement. This Separation Agreement, the Exhibits and Schedules hereto and the agreements (including the Operative Agreements) and other documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         6.03 Authority. Each of the parties hereto represents to the other that (i) it has the power and authority to execute, deliver and perform this Separation Agreement, (ii) the execution, delivery and performance of this Separation Agreement by it has been duly authorized by all necessary corporate action, (iii) it has duly and validly executed the Agreement, (iv) this Separation Agreement is a valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         6.04 Expenses. Except as otherwise provided in this Separation Agreement and the Operative Agreements, all costs and expenses of any party hereto in connection with the preparation, execution, delivery and implementation of this Separation Agreement and in connection with the consummation of the transactions contemplated by this Separation Agreement shall be paid by the party for whose benefit such costs and expenses are incurred, with any costs and expenses that cannot be allocated on the foregoing basis to be divided equally between the parties hereto.

         6.05 Governing Law. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Texas (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

         6.06 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, telecopy or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Seitel:

         Seitel, Inc.
         50 Briar Hollow Lane
         West Building, 7th Floor
         Houston, Texas  77027
         Attention:  Paul A. Frame, President

         If to Eagle:

         Eagle Geophysical, Inc.
         50 Briar Hollow Lane
         West Building, 6th Floor
         Houston, Texas  77027
         Attention:  Jay N. Silverman, President


or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 6.06.

         6.07 Amendment and Modification. This Separation Agreement may be amended or modified in any material respect only by a written agreement signed by both of the parties hereto.

         6.08 Successors and Assigns; No Third-Party Beneficiaries. This Separation Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and the members of their respective Groups, but neither this Separation Agreement nor any of the rights, interests and obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld). Except for the provisions of Sections 3.02 and 3.03 relating to Indemnities, which are also for the benefit of the Indemnitees, this Separation Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

         6.09 Counterparts. This Separation Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.10 No Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

         6.11 Interpretation. The Article and Section headings contained in this Separation Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Separation Agreement.

         6.12 Legal Enforceability. Any provision of this Separation Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Separation Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.


                                  SEITEL, INC.



                                  By: /s/ Debra D. Valice
                                      --------------------------------------
                                      Debra D. Valice, Senior Vice President


                                  EAGLE GEOPHYSICAL, INC.



                                  By: /s/ Jay N. Silverman
                                      --------------------------------------
                                      Jay N. Silverman, President